UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)	August 2, 2024

TELEFLEX INCORPORATED
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-5353	23-1147939
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

550 E. Swedesford Rd., Suite 400	Wayne,	PA		19087
(Address of Principal Executive Offices)				(Zip Code)

Registrant’s Telephone Number, Including Area Code		(610)	225-6800

Not applicable
(Former Name or Former Address, If Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1 per share	TFX	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On August 2, 2024, Teleflex Incorporated (the “Company”) entered into an accelerated share repurchase program (the “ASR Transaction”) with Bank of America, N.A. (the “Counterparty”) to repurchase an aggregate of $200 million (the “Repurchase Price”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”). The ASR Transaction is being completed under the Company’s previously announced $500 million share repurchase program.

Under the terms of the ASR Transaction, on August 5, 2024, the Company paid the Repurchase Price to the Counterparty in exchange for an initial delivery of Common Stock with an aggregate value of 80% of the Repurchase Price based on the closing share price of the Common Stock on August 1, 2024. The total number of shares to be repurchased under the ASR Transaction will be based on volume-weighted average prices of the Common Stock during the term of the ASR Transaction, less a discount and subject to customary adjustments. Upon final settlement of the ASR Transaction, the Company may be entitled to receive additional shares of Common Stock from the Counterparty or, under certain circumstances, the Company may be required to deliver shares of Common Stock or make a cash payment, at its option, to the Counterparty.

The ASR Transaction is scheduled to terminate in the fourth quarter of 2024, but may conclude earlier than its scheduled termination date at the election of the Counterparty. The Company funded the Repurchase Price with revolving credit borrowings under its existing senior credit facility and cash on hand.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2024	TELEFLEX INCORPORATED By: /s/ Matthew Howald Name: Matthew Howald Title: Vice President and Treasurer